CONTACT:    Bruce Zurlnick                     Melissa Myron/Rachel Albert
            Senior Vice President and          Media Contact: Melissa Merrill
            Chief Financial Officer            Financial Dynamics
            Finlay Enterprises, Inc.           (212) 850-5600
            (212) 808-2800

FOR IMMEDIATE RELEASE
---------------------

FINLAY ENTERPRISES REPORTS 26.8% INCREASE IN TOTAL SALES FOR THE FIRST QUARTER

            COMPARABLE DEPARTMENT SALES FOR CONTINUING STORES UP 1.1%

NEW YORK, NY, MAY 4, 2006 -- FINLAY ENTERPRISES, INC. (NASDAQ: FNLY), a leading retailer of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States, announced today that total sales for the first quarter ended April 29, 2006 increased 26.8% to
$235.4 million compared to $185.7 million in the first quarter of fiscal 2005.
Carlyle contributed sales of $17.5 million in the quarter.

Comparable department sales (departments open for the same months during the comparable period) for the first quarter increased 1.1% in its go-forward doors.
The Company estimates the calendar shift associated with Mother's Day falling a week later this year had an approximate 2% negative impact on first quarter comparable department sales and will benefit the second quarter by a similar amount. The go-forward doors exclude the 194 stores that Finlay will no longer operate in the second half of 2006 as a result of Federated's integration plans.
Comparable department sales for the first quarter including discontinued stores increased 20.3% predominantly as a result of stronger than anticipated going out of business sales.

Due to the higher than expected sales from discontinued stores, the Company now anticipates earnings per share will range from break even to a net loss of $0.10 including discontinued operations for the first quarter, which compares to a net loss per share of $0.31 for the first quarter of the prior year. The Company's previous first quarter guidance issued in March was a loss in the range of $0.23 to $0.28 per share.

The Company continues to project net loss per share for go-forward doors in the range of $0.48 to $0.53 for the first quarter. As discussed previously, this continuing basis guidance excludes all of the Federated stores anticipated to close in fiscal 2006, not only the stores that closed in the first quarter as is required by accounting guidelines for discontinued operations. Additionally, this guidance excludes all severance costs, including central office and other closing related expenses.

The Company currently expects to report full financial results for the first quarter on May 18, 2006.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine
Jewelry Corporation, is one of the leading retailers of fine jewelry and the largest operator of licensed fine jewelry departments in department stores throughout the United States with sales of $990.1 million in fiscal 2005. The number of locations at the end of the first quarter of fiscal 2006 totaled 957, including 32 Carlyle & Co. specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Such forward-looking statements are based on Finlay's current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay's filings with the
Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by
Finlay or any other person that the events or circumstances described in such statement are material.
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